Contact:

Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
 Karen.howard@cmworks.com

Columbus McKinnon Appoints Joseph J. Maliekel
as Chief Accounting Officer

AMHERST, N.Y., March 31, 2010 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced that Joseph Maliekel has been appointed as Chief Accounting Officer.  Joe joined Columbus McKinnon in October 2009 as Corporate Controller.

Karen Howard, Vice President-Finance and Chief Financial Officer of Columbus McKinnon, commented, “We continue to develop our financial organization to support our global growth strategy and have long recognized the importance of the excellence of our people to achieve our strategic and financial objectives.  Joe has demonstrated his wealth of global controlling and accounting experience and has applied his expertise and leadership in technical US GAAP interpretation and application, SEC reporting, SOX compliance, as well as acquisition due diligence and accounting.”  In addition to her current positions, Ms. Howard also formerly served as the Company's Chief Accounting Officer.

Prior to joining Columbus McKinnon, Mr. Maliekel spent two years as part of BDO Seidman’s professional services team in Chicago, and prior to that, he was responsible for a variety of financial areas with increasing responsibility, including leading external reporting, policies and compliance  and acquisition accounting  for Monsanto Company in St. Louis for over seven years.  He began his accounting career at Deloitte in Chicago, gaining over 12 years experience with that firm.  A certified public accountant, Mr. Maliekel earned his M.B.A. at Washington University in St. Louis and a bachelor’s degree in accounting from Loyola University in Chicago.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure materials.  Key products include hoists, cranes, actuators, chain and forged attachments.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers,

Columbus McKinnon Appoints Joseph J. Maliekel as Chief Accounting Officer
March 31, 2010

competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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